EXHIBIT 99.1

N E W S   R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-06-27
THE GEO GROUP, INC. REPAYS $74.6 MILLION IN TERM LOAN DEBT
Boca Raton, Fla. — June 14, 2006 — The GEO Group, Inc. (NYSE: GGI) (“GEO”) announced today that it used the aggregate net proceeds of approximately $100 million from the recent follow-on offering of 3,000,000 shares of its common stock to repay $74.6 million in debt outstanding under the term loan portion of its senior secured credit facility.
As previously announced, GEO also may use proceeds from the offering, along with existing cash, to finance the planned expansion of GEO’s Val Verde Correctional Facility in Del Rio, Texas. GEO plans to use any remaining proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets. In addition, GEO may use up to $5.0 million of the proceeds of the offering to purchase from certain directors, executive officers and employees stock options that are currently outstanding and exercisable.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO, said: “The successful completion of the follow-on offering of 3.0 million shares of our common stock along with the repayment of our term loan debt have recapitalized GEO and have strengthened our ability to capitalize on new growth opportunities. We believe that we are well positioned to pursue organic growth in our three business units of U.S. Corrections, International Corrections, and Residential Treatment Services through our subsidiary GEO Care. In addition, we will continue to evaluate potential acquisition opportunities in our core businesses as well as in other related government services.”
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 51,000 beds.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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